Exhibit 99.1

Scholastic Reports Q4 And Fiscal 2018 Results And Outlook

Full Year Earnings Per Share, Excluding One-Times, Within Guidance

Scholastic 2020 Strategic Investments For Long-Term Profitability Gain Traction

NEW YORK, July 19, 2018 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2018.

As expected, the Company experienced lower revenues and operating income in the 2018 fiscal year, following a strong fiscal 2017 bolstered by sales of the best-selling new title, Harry Potter and the Cursed Child, Parts One and Two. The Company also continued to invest in technology and product development as part of its multi-year Scholastic 2020 margin improvement plan through fiscal 2021.

By GAAP measures, fiscal 2018 revenues decreased 6% to $1.63 billion and operating income decreased 38% to $55.6 million in comparison to $89.2 million in the prior fiscal year, which benefited from strong sales of Harry Potter and the Cursed Child. Loss per diluted share from continuing operations, which included a $57.3 million non-cash charge from discontinuing the Company's domestic defined benefit pension plan, as well as $11.2 million in non-cash impairment charges primarily associated with the renovation of the New York City headquarters building, was $0.14 compared to earnings per diluted share from continuing operations of $1.48 in the prior year period.

Excluding one-time items, fiscal 2018 full year earnings per diluted share from continuing operations were $1.43, within guidance, compared to $1.83 in fiscal 2017. Operating income was $75.0 million compared to $109.4 million a year ago.

In the fourth quarter of fiscal 2018, revenue was $496.2 million compared to $499.6 million in fiscal 2017, and fourth quarter fiscal 2018 operating income was $73.9 million, an increase of $9.6 million, or 15%, compared to $64.3 million in the prior year period. GAAP earnings from continuing operations were $1.43 per diluted share, compared to $1.11 per diluted share in the fourth quarter of fiscal 2017. Fourth quarter earnings per diluted share from continuing operations excluding one-time items were $1.45 versus $1.31 in the prior year period, an increase of 11%.

"Strong fourth quarter results helped us reach the higher end of full-year guidance for earnings per share, excluding one-time items. We continued to invest in new publishing and productivity-focused technologies under our Scholastic 2020 plan. The implementation of new finance and operating systems will bring us information much more quickly, enabling improved inventory and cost management, and is expected to provide cost savings of $10 million in fiscal 2019," said Richard Robinson, Scholastic Chairman, President and Chief Executive Officer. "A new CRM system now available to book fairs and education is now enabling improved marketing effectiveness and reduced costs. We have also retired over half of our legacy systems and migrated 95% of our customer-facing applications to the Cloud."

Mr. Robinson continued, "Fiscal 2018 also saw strong trade sales bolstered by top-selling titles across all genres – early years, graphic novels, series publishing and young adult – including Dav Pilkey's Dog Man, I Survived, Five Nights at Freddy's, Wings of Fire and Peppa Pig. We also expanded the Scholastic Education sales force and broadened our publishing program, including the development of a complete Pre-K to 6 core reading program, Scholastic Literacy, which is expected to drive significant sales beginning in fiscal 2020. We finished the major office renovation of our headquarters building, adding capacity and technology enhancements, and are now completing new high-value retail space for tenanting in fiscal 2019 and beyond.

"While spending will continue for publishing and multi-year technology improvements, we expect fiscal 2019 to show better results, including a return to modest positive free cash flow. With strong content for trade and education globally, increased opportunities for profitable growth in school book clubs and book fairs, and international expansion particularly in Asia, we continue to fulfill our mission of helping children around the world become better readers to support their personal and learning growth."

Cash Flow and Cash Position

Net cash provided by operating activities was $141.5 million in the current fiscal year compared to $141.4 million in fiscal 2017. The Company had a free cash use (as defined in the accompanying tables) of $16.1 million in the current fiscal year, compared to free cash flow (as defined) of $48.8 million in fiscal 2017. Free cash use in fiscal 2018 was roughly at the midpoint of the Company's previously reported guidance range of $10 to $20 million.

At year-end, the Company's cash and cash equivalents exceeded the Company's total debt by $384.0 million, compared to $437.9 million a year ago. The lower net cash position is primarily due to planned capital spending on the substantial upgrade of the Company's headquarters building and multi-year technology investments to implement the Scholastic 2020 plan.

The Company also distributed $21.1 million in dividends and reacquired $27.3 million of its common stock in open market transactions over the course of the fiscal year.

Fourth Quarter and Fiscal 2018 Segment Results

Children's Book Publishing and Distribution. Segment revenues for the fiscal year decreased $90.6 million, or 9%, to $961.5 million, as compared to the prior year, driven by a 27% sales decline in trade, as predicted, given the prior year's outstanding success of Harry Potter and the Cursed Child. The lower Harry Potter revenues were partially offset by the performance of a strong core publishing list including titles from Dav Pilkey's Dog Man and Captain Underpants series, as well as higher sales of the Company's Klutz® book plus titles. Higher sales in the Company's book fairs operations were more than offset by lower sales in clubs. In the fourth quarter, segment sales were up $0.7 million, versus the fourth quarter of 2017, on stronger consolidated trade results. Operating income for the year was $105.6 million, a decrease of $37.5 million, or 26%, as compared to the prior year, which included Harry Potter and the Cursed Child. Segment operating income in the fourth quarter declined $1.6 million, or 3%, as compared to the prior year period, mainly due to higher roll-out costs of a new point-of-sale system in book fairs.

Education. Segment revenue for both the quarter and fiscal year were driven by lower sales, the result, in part, of a shift in customer buying patterns for leveled book room and guided reading products; this was partially offset by gains in Scholastic EDGE™, the Company's new Guided Reading support program for striving readers, and in professional learning and classroom magazines. For the fiscal year, segment revenue was $297.3 million, compared to $312.7 million a year ago, a 5% decline. Segment revenue in the fourth quarter was $119.7 million, a decrease of $6.6 million, or 5%, versus the prior period revenue of $126.3 million. Segment operating income was $34.1 million in fiscal 2018, down $16.6 million from the prior fiscal year, as a result of lower sales and higher costs associated with the expansion of an upgraded sales force with expertise in selling complete literacy curriculum programs. Segment operating income for the quarter was $43.0 million, a slight improvement over the $42.9 million recorded in the fourth quarter of fiscal 2017.

International. Segment revenues for the fiscal year fell $7.2 million, or 2%, to $369.6 million, compared to $376.8 million in the prior year, as a result of sales of Harry Potter and the Cursed Child in the Canadian and export channels in the prior year period, partially offset by a strong list of new trade titles in Australia, Canada, the United Kingdom and Asia. This includes The Ugly Five by Julia Donaldson and Axel Scheffler and new titles in the Liz Pichon Tom Gates series in the U.K., as well as Dav Pilkey's Dog Man in Canada. Sales in the fourth quarter rose $2.5 million, or 3%, to $93.0 million versus the prior year period driven by robust performance in the U.K. and Asia. Although segment operating income in fiscal 2018 was down $2.0 million, or 10%, from the prior year, the segment finished stronger with operating income in the fourth quarter at $5.1 million, up $2.6 million or 104%, compared to the fourth quarter of fiscal 2017.

Other Financial Results. Corporate overhead for the fiscal year was $83.4 million, excluding one-time items of $18.4 million, pre-tax, which compared favorably with the $106.6 million recorded in the prior year, after excluding $17.7 million in one-time items. The lower overhead expense in the current fiscal year was primarily due to lower salary-related and incentive compensation, as well as better cost management at the Company's shared service distribution center in Jefferson City, Missouri. Corporate overhead for the fourth quarter was $22.8 million, versus $23.4 million in the fourth quarter of fiscal 2017, excluding one-time items in both periods.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2019. The dividend is payable on September 17, 2018 to shareholders of record as of the close of business on August 31, 2018.

Scholastic 2020 Update

In the first year of Scholastic 2020 implementation, the Company has modernized its technology infrastructure from fixed to variable cost cloud-based models, resulting in lower technology operating costs and a scalable infrastructure to grow and contract based on its needs. These new systems have also expanded the Company's business intelligence and workflow capabilities, and improved the internal tools and platforms used for content publishing and digital asset management.

In fiscal 2019, the Company is launching the new CRM system supporting over 300 field sales personnel in book fairs and will complete the integration of the education CRM to improve access to customer data. Actionable information will allow the Company's fairs and education teams to direct sellers to areas of opportunity. The Company will also continue to simplify its online content channels and online stores enabling customers to connect online content to commerce. In fiscal 2019, the Company will continue the transformation of its supply chain processes, targeting a significant reduction in operating costs across distribution, fulfillment, customer service and procurement. The combined effect of Scholastic 2020 plan initiatives in process automation and updated ERP back-end systems is expected to reduce operations expense, a significant part of the Company's cost structure. Savings are also expected to be achieved through inventory optimization, transportation, and warehouse labor efficiencies.

The Scholastic 2020 management framework has also served to intensify the Company's efforts on sustainable profitability.

Outlook

Scholastic expects to grow operating income through both targeted revenue growth and lower operating costs and is committed to delivering improvements in operating margins using new Scholastic 2020 work streams to leverage technology to enhance marketing efficiency, as well as upgrade business processes, with the goal of reducing costs and offsetting inflationary pressures.

Topline growth over the next three years is projected in education and trade, underpinned by new publishing. More targeted revenue growth in clubs, fairs, and international is also expected as the Company utilizes its new transformative technology investments to launch products in a more efficient manner, expand its existing customer relationships and target new customers more effectively. The Company has set a three-year revenue target for fiscal year 2021 of $1.80 billion, up from $1.63 billion in fiscal 2018. In pursuit of this three-year target, the Company expects fiscal year 2019 revenues to be in the range of $1.65 to $1.70 billion.

During this period, the Company believes that the greatest impact from its Scholastic 2020 plan initiatives will be reflected in future cash flows as measured by earnings before interest, taxes, depreciation and amortization (EBITDA, as defined in the accompanying tables) and expects EBITDA to grow at a rate three-times that of revenue growth, inclusive of additional rental income to be achieved upon the successful conversion and leasing of the new retail space at its NYC headquarters. The Company has set an EBITDA target for fiscal year 2019 of $160 to $170 million, up from $140.1 million, excluding one-time items, in fiscal 2018. Scholastic expects earnings per diluted share in fiscal 2019 in the range of $1.60 to $1.70, up from earnings per diluted share, excluding one-time items, of $1.43 in fiscal 2018, reflecting a projected increase in operating income, as well as a reduction in the Company's effective tax rate given the full-year benefit of recent tax reform legislation.

Scholastic will continue its multi-year investments in strategic technology programs in alignment with its Scholastic 2020 plan, which are expected to impact both cash and earnings in fiscal 2019, as a portion of these investments will be expensed and impact the Company's operating margins. Higher expected levels of depreciation from the building improvements and technology platforms now in service are expected to partially offset the additional capital investment. This outlook includes capital expenditures of $70 to $80 million in fiscal 2019, compared to $121.5 million in fiscal 2018. The reduction in projected capital spending is primarily due to the renovation of the Company's headquarters, which was largely finished in the past fiscal year although some capital will be required in fiscal 2019 to develop high-end retail store fronts on Mercer Street.

The Company expects to report key milestones relative to its Scholastic 2020 initiatives and its three-year goals in future periods as the Company makes progress towards these goals.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 19, 2018. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 5690868. The recording will be available through Friday, July 27, 2018.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books, a leading provider of core literacy curriculum and professional services, and a producer of educational and entertaining children's media. The Company creates quality books and ebooks, print and technology-based learning programs for pre-K to grade 12, classroom magazines and other products and services that support children's learning and literacy both in school and at home. With operations in 14 international offices and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom collections, school and public libraries, retail and online. True to its mission of 98 years to encourage the personal and intellectual growth of all children beginning with literacy, the Company has earned a reputation as a trusted partner to educators and families. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/18	05/31/17	05/31/18	05/31/17

Revenues	$496.2	$499.6	$1,628.4	$1,741.6

Operating costs and expenses:
Cost of goods sold (1)	209.0	213.2	744.6	814.5
Selling, general and administrative expenses (2)	199.5	203.5	763.6	781.4
Bad debt expense	1.6	1.7	9.5	11.0
Depreciation and amortization	12.0	10.1	43.9	38.7
Asset impairments (3)	0.2	6.8	11.2	6.8

Total operating costs and expenses	422.3	435.3	1,572.8	1,652.4

Operating income (loss)	73.9	64.3	55.6	89.2

Other components of net periodic (benefit) cost (4)	2.8	0.1	58.2	0.3
Interest (income) expense, net	(0.6)	(0.0)	(1.1)	1.0

Earnings (loss) from continuing operations before income taxes	71.7	64.2	(1.5)	87.9

Provision (benefit) for income taxes (5)	20.9	24.6	3.5	35.4

Earnings (loss) from continuing operations	50.8	39.6	(5.0)	52.5

Earnings (loss) from discontinued operations, net of tax	(0.0)	(0.2)	(0.0)	(0.2)

Net income (loss)	$50.8	$39.4	($5.0)	$52.3

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (6)
Basic:
Earnings (loss) from continuing operations	1.45	1.13	(0.14)	1.51
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.01)	(0.00)	(0.00)
Net income (loss)	1.45	1.12	(0.14)	1.51

Diluted:
Earnings (loss) from continuing operations	1.43	1.11	(0.14)	1.48
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.01)	(0.00)	(0.01)
Net income (loss)	1.43	1.10	(0.14)	1.47

Basic weighted average shares outstanding	34,890	34,983	35,016	34,694
Diluted weighted average shares outstanding	35,497	35,709	35,016	35,430

(1)

In the three and twelve months ended May 31, 2018, the Company recognized costs related to branch warehouse consolidation in Canada of $0.1. In the twelve months ended May 31, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.

(2)

In the three and twelve months ended May 31, 2018, the Company recognized pretax severance and stock compensation charges of $2.4 and $8.1, respectively. In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.6 and $12.9, respectively.

(3)

In the three and twelve months ended May 31, 2018, the Company recognized a pretax impairment charge of $0.2 related to book fair trucks. In the twelve months ended May 31, 2018, the Company recognized a pretax impairment charge of $11.0 related to legacy building improvements.  In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge related to certain website development assets of $5.7 and certain legacy prepublication assets of $1.1.

(4)

In the three and twelve months ended May 31, 2018, the Company recognized pretax charges related to the settlement of the Company's domestic defined benefit pension plan of $2.3 and $57.3, respectively.

(5)

In the three and twelve months ended May 31, 2018, the Company recognized a benefit for income taxes on one-time pretax charges of $1.7 and $26.5, respectively.  In the three months ended May 31, 2018, the Company recognized a benefit for income taxes of $2.6 and for the twelve months ended May 31, 2018, the Company recognized $5.7 of income tax provision related to the remeasurement of the Company's U.S. deferred tax balance in connection with the passage of the Tax Cuts and Jobs Act of 2017.  In the three and twelve months ended May 31, 2017, the Company recognized a benefit for income taxes on one-time pretax charges of $4.4 and $7.8, respectively.

(6)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/18	05/31/17	Change		05/31/18	05/31/17	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$58.7	$59.5	($0.8)	(1%)	$224.3	$235.8	($11.5)	(5%)
Book Fairs	179.0	180.0	(1.0)	(1%)	513.6	508.4	5.2	1%
Consolidated Trade	45.8	43.3	2.5	6%	223.6	307.9	(84.3)	(27%)
Total revenue	283.5	282.8	0.7	0%	961.5	1,052.1	(90.6)	(9%)
Operating income (loss)	50.3	51.9	(1.6)	(3%)	105.6	143.1	(37.5)	(26%)
Operating margin	17.7%	18.4%			11.0%	13.6%

Education
Revenue	119.7	126.3	(6.6)	(5%)	297.3	312.7	(15.4)	(5%)
Operating income (loss)	43.0	42.9	0.1	0%	34.1	50.7	(16.6)	(33%)
Operating margin	35.9%	34.0%			11.5%	16.2%

International
Revenue	93.0	90.5	2.5	3%	369.6	376.8	(7.2)	(2%)
Operating income (loss)	5.1	2.5	2.6	104%	17.7	19.7	(2.0)	(10%)
Operating margin	5.5%	2.8%			4.8%	5.2%

Overhead expense	24.5	33.0	8.5	26%	101.8	124.3	22.5	18%

Operating income (loss)	$73.9	$64.3	$9.6	15%	$55.6	$89.2	($33.6)	(38%)

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/18	05/31/17

Continuing Operations
	Cash and cash equivalents	$391.9	$444.1
	Accounts receivable, net	204.9	199.2
	Inventories, net	294.9	282.5
	Accounts payable	198.9	141.2
	Accrued royalties	34.6	34.2
	Lines of credit, short-term debt and current portion of long-term debt	7.9	6.2
	Long-term debt, excluding current portion	-	-
	Total debt	7.9	6.2
	Total capital lease obligations	7.5	7.6
	Net debt (1)	(384.0)	(437.9)

Discontinued Operations
	Total assets of discontinued operations	-	0.4
	Total liabilities of discontinued operations	-	0.5

Total stockholders' equity		1,320.8	1,307.9

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/18	05/31/17	05/31/18	05/31/17

	Net cash provided by (used in) operating activities	$76.6	$28.0	$141.5	$141.4
	Less: Additions to property, plant and equipment	29.1	29.6	121.5	65.7
	Pre-publication and production costs	13.7	7.9	36.1	26.9

	Free cash flow (use) (2) (3)	$33.8	($9.5)	($16.1)	$48.8

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and prepublication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and twelve months ended May 31, 2018 and May 31, 2017.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/18	items	One-time items	05/31/17	items	One-time items

Revenues	$496.2	$0.0	$496.2	$499.6	$0.0	$499.6

Operating costs and expenses:
Cost of goods sold (1)	209.0	(0.1)	208.9	213.2	-	213.2
Selling, general and administrative expenses (2)	199.5	(2.4)	197.1	203.5	(4.6)	198.9
Bad debt expense	1.6	-	1.6	1.7	-	1.7
Depreciation and amortization	12.0	-	12.0	10.1	-	10.1
Asset impairments (3)	0.2	(0.2)	(0.0)	6.8	(6.8)	-

Total operating costs and expenses	422.3	(2.7)	419.6	435.3	(11.4)	423.9

Operating income (loss)	73.9	2.7	76.6	64.3	11.4	75.7

Other components of net periodic (benefit) cost (4)	2.8	(2.3)	0.5	0.1	-	0.1
Interest (income) expense, net	(0.6)	-	(0.6)	(0.0)	-	(0.0)

Earnings (loss) from continuing operations before income taxes	71.7	5.0	76.7	64.2	11.4	75.6

Provision (benefit) for income taxes (5)	20.9	4.3	25.2	24.6	4.4	29.0

Earnings (loss) from continuing operations	50.8	0.7	51.5	39.6	7.0	46.6

Earnings (loss) from discontinued operations, net of tax	(0.0)	-	(0.0)	(0.2)	-	(0.2)

Net income (loss)	$50.8	$0.7	$51.5	$39.4	$7.0	$46.4

Earnings (loss) per diluted share from continuing operations	1.43		1.45	1.11		1.31
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.00)		(0.00)	(0.01)		(0.01)
Net income (loss) per diluted share	1.43		1.45	1.10		1.30

	TWELVE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/18	items	One-time items	05/31/17	items	One-time items

Revenues	$1,628.4	$0.0	$1,628.4	$1,741.6	$0.0	$1,741.6

Operating costs and expenses:
Cost of goods sold (1)	744.6	(0.1)	744.5	814.5	(0.5)	814.0
Selling, general and administrative expenses (2)	763.6	(8.1)	755.5	781.4	(12.9)	768.5
Bad debt expense	9.5	-	9.5	11.0	-	11.0
Depreciation and amortization	43.9	-	43.9	38.7	-	38.7
Asset impairments (3)	11.2	(11.2)	-	6.8	(6.8)	-

Total operating costs and expenses	1,572.8	(19.4)	1,553.4	1,652.4	(20.2)	1,632.2

Operating income (loss)	55.6	19.4	75.0	89.2	20.2	109.4

Other components of net periodic (benefit) cost (4)	58.2	(57.3)	0.9	0.3	-	0.3
Interest (income) expense, net	(1.1)	-	(1.1)	1.0	-	1.0

Earnings (loss) from continuing operations before income taxes	(1.5)	76.7	75.2	87.9	20.2	108.1

Provision (benefit) for income taxes (5)	3.5	20.8	24.3	35.4	7.8	43.2

Earnings (loss) from continuing operations	(5.0)	55.9	50.9	52.5	12.4	64.9

Earnings (loss) from discontinued operations, net of tax	(0.0)	-	(0.0)	(0.2)	-	(0.2)

Net income (loss)	($5.0)	$55.9	$50.9	$52.3	$12.4	$64.7

Earnings (loss) per diluted share from continuing operations	(0.14)		1.43	1.48		1.83
Earnings (loss) per diluted share from discontinued operations, net of tax	(0.00)		(0.00)	(0.01)		(0.01)
Net income (loss) per diluted share	(0.14)		1.43	1.47		1.82

(1)

In the three and twelve months ended May 31, 2018, the Company recognized costs related to branch warehouse consolidation in Canada of $0.1. In the twelve months ended May 31, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.

(2)

In the three and twelve months ended May 31, 2018, the Company recognized pretax severance and stock compensation charges of $2.4 and $8.1, respectively. In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $4.6 and $12.9, respectively.

(3)

In the three and twelve months ended May 31, 2018, the Company recognized a pretax impairment charge of $0.2 related to book fair trucks. In the twelve months ended May 31, 2018, the Company recognized a pretax impairment charge of $11.0 related to legacy building improvements.  In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge related to certain website development assets of $5.7 and certain legacy prepublication assets of $1.1.

(4)

In the three and twelve months ended May 31, 2018, the Company recognized pretax charges related to the settlement of the Company's domestic defined benefit pension plan of $2.3 and $57.3, respectively.

(5)

In the three and twelve months ended May 31, 2018, the Company recognized a benefit for income taxes on one-time pretax charges of $1.7 and $26.5, respectively.  In the three months ended May 31, 2018, the Company recognized a benefit for income taxes of $2.6 and for the twelve months ended May 31, 2018, the Company recognized $5.7 of income tax provision related to the remeasurement of the Company's U.S. deferred tax balance in connection with the passage of the Tax Cuts and Jobs Act of 2017.  In the three and twelve months ended May 31, 2017, the Company recognized a benefit for income taxes on one-time pretax charges of $4.4 and $7.8, respectively.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/18	items	One-time items	05/31/17	items	One-time items

Net income (loss)	$50.8	$0.7	$51.5	$39.4	$7.0	$46.4

Interest (income) expense, net	(0.6)	-	(0.6)	(0.0)	-	(0.0)
Provision (benefit) for income taxes	20.9	4.3	25.2	24.6	4.4	29.0
Depreciation and amortization (1)	12.0	-	12.0	10.2	-	10.2
Amortization of prepublication and production costs	5.4	-	5.4	6.1	-	6.1

Earnings (loss) before interest, taxes, depreciation and amortization	$88.5	$5.0	$93.5	$80.3	$11.4	$91.7

	TWELVE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/18	items	One-time items	05/31/17	items	One-time items

Net income (loss)	($5.0)	$55.9	$50.9	$52.3	$12.4	$64.7

Interest (income) expense, net	(1.1)	-	(1.1)	1.0	-	1.0
Provision (benefit) for income taxes	3.5	20.8	24.3	35.4	7.8	43.2
Depreciation and amortization (1)	44.2	-	44.2	39.1	-	39.1
Amortization of prepublication and production costs	21.8	-	21.8	23.3	-	23.3

Earnings (loss) before interest, taxes, depreciation and amortization	$63.4	$76.7	$140.1	$151.1	$20.2	$171.3

(1)	Includes amortization of deferred financing costs of $0.0 and $0.3 for the three and twelve months ended May 31, 2018 and $0.1 and $0.4 for the three and twelve months ended May 31, 2017.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/18	items	One-time items	05/31/17	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$58.7		$58.7	$59.5		$59.5
	Book Fairs	179.0		179.0	180.0		180.0
	Consolidated Trade	45.8		45.8	43.3		43.3
	Total revenue	283.5		283.5	282.8		282.8
	Operating income (loss) (1)	50.3	0.2	50.5	51.9	-	51.9
	Operating margin	17.7%		17.8%	18.4%		18.4%

	Education
	Revenue	119.7		119.7	126.3		126.3
	Operating income (loss) (2)	43.0	-	43.0	42.9	1.1	44.0
	Operating margin	35.9%		35.9%	34.0%		34.8%

	International
	Revenue	93.0		93.0	90.5		90.5
	Operating income (loss) (3)	5.1	0.8	5.9	2.5	0.7	3.2
	Operating margin	5.5%		6.3%	2.8%		3.5%

	Overhead expense (4)	24.5	(1.7)	22.8	33.0	(9.6)	23.4

	Operating income (loss)	$73.9	$2.7	$76.6	$64.3	$11.4	$75.7

		TWELVE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/18	items	One-time items	05/31/17	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$224.3		$224.3	$235.8		$235.8
	Book Fairs	513.6		513.6	508.4		508.4
	Consolidated Trade	223.6		223.6	307.9		307.9
	Total revenue	961.5		961.5	1,052.1		1,052.1
	Operating income (loss) (1)	105.6	0.2	105.8	143.1	-	143.1
	Operating margin	11.0%		11.0%	13.6%		13.6%

	Education
	Revenue	297.3		297.3	312.7		312.7
	Operating income (loss) (2)	34.1	-	34.1	50.7	1.1	51.8
	Operating margin	11.5%		11.5%	16.2%		16.6%

	International
	Revenue	369.6		369.6	376.8		376.8
	Operating income (loss) (3)	17.7	0.8	18.5	19.7	1.4	21.1
	Operating margin	4.8%		5.0%	5.2%		5.6%

	Overhead expense (4)	101.8	(18.4)	83.4	124.3	(17.7)	106.6

	Operating income (loss) from continuing operations	$55.6	$19.4	$75.0	$89.2	$20.2	$109.4

(1)	In the three and twelve months ended May 31, 2018, the Company recognized a pretax impairment charge associated with book fair trucks of $0.2.
(2)	In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge associated with certain legacy prepublication assets of $1.1.
(3)

In the three and twelve months ended May 31, 2018, the Company recognized pretax severance expense as part of cost reduction programs of $0.7 and pretax costs associated with the consolidation of a Canadian book fair warehouse of $0.1. In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $0.7 and $0.9, respectively. In the twelve months ended May 31, 2017, the Company recognized pretax exit costs related to its software distribution business in Australia of $0.5.

(4)

In the three and twelve months ended May 31, 2018, the Company recognized pretax severance and stock compensation charges of $1.7 and $7.4, respectively.  In the twelve months ended May 31, 2018, the Company recognized pretax impairment charges of $11.0 related to legacy building improvements.  In the three and twelve months ended May 31, 2017, the Company recognized a pretax impairment charge related to certain website development assets of $5.7.  In the three and twelve months ended May 31, 2017, the Company recognized pretax severance expense as part of cost reduction programs of $3.9 and $12.0, respectively.

CONTACT: Scholastic Corporation - Investors: Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com; Media: Anne Sparkman, (212) 343-6657, asparkman@scholastic.com